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                      Press Release Dated August 2, 1995



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[COMMERCIAL FEDERAL LOGO APPEARS HERE]
                                                                    NEWS RELEASE


Date:  August 2, 1995

Contact: Stan R. Blakey
         Vice President and Director of Investor Relations
         (402) 390-6553

FOR IMMEDIATE RELEASE
---------------------


                     COMMERCIAL FEDERAL BEGINS TRADING ON
                          THE NEW YORK STOCK EXCHANGE

      Omaha, Nebraska (August 2, 1995) - Commercial Federal Corporation's common stock began trading on the New York Stock Exchange (NYSE) effective today--August 2, 1995. Commercial Federal's chairman of the board and chief executive officer, William A. Fitzgerald, along with the Company's president and chief operatig officer, James A. Laphen, attended the August 2, 1995, "first day" trading ceremonies on the floor of the NYSE. Commercial Federal's common stock trades under the symbol "CFB" on the NYSE.

      "This move to the New York Stock Exchange is a reflection of Commercial Federal's strong financial performance, growth and future prospects," said Fitzgerald. "During the past two years, Commercial Federal has generated record income from its core banking operaions; has initiated five strategic acquisitions which have significantly enhanced its regional franchise; and has substantially strengthened each of its key operating trends. Being listed on the NYSE will provide the Company with greater visibility in the investment community and enable us to tell the `Commercial Federal story`--a very positive story--to a broader investor base," Fitzgerald added.


                                    -more-




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        The Company will release its fiscal year 1995 earnings--for the fourth quarter and year ended June 30, 1995--on or about August 8, 1995.

        "Listing on the NYSE is an exciting and significant step in Commercial Federal's ongoing drive toward becoming one of the premiere regional financial institutions in this country," said Fitzgerald. "This is a very positive development for the Company and for all of our shareholders."

        Commercial Federal Corporation, with assets of $6.0 billion, is the parent company of Commercial Federal Bank, a federal saving bank, which operates 72 retail offices in the states of Nebraska (30), Colorado (20), Oklahoma (17) and Kansas (5). The Company is currently awaiting regulatory approval on its acquisition of Railroad Financial Corporation, which will add 18 retail branches throughout Kansas to Commercial Federal's franchise. In addition to retail banking, Commercial Federal operations include mortgage banking, consumer financing, insurance and stock brokerage.